Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arbitron Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-58143, 333-89565, 333-56296, 333-85492, 333-124663, 333-149441, 333-155577, 333-155578, 333-170318, 333-170319) on Form S-8 of Arbitron Inc. of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Arbitron Inc., as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity (deficit), comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Arbitron.

/s/ KPMG LLP

Baltimore, Maryland

February 24, 2012